Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 208,059,000.00	0.0001381	$ 28,732.95
Fees Previously Paid
	Total Transaction Valuation:	$ 208,059,000.00
	Total Fees Due for Filing:			$ 28,732.95
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 28,732.95
Offering Note
[1]	Calculated solely for purposes of determining the filing fee. The purchase price of the 6.50% Convertible Senior Notes due 2028 (the "Notes''), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of February 9, 2026, there was US$208,059,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$208,059,000.00 (excluding accrued but unpaid interest, if any). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $138.10 for each US$1,000,000 of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A